EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Vermont Financial Services Corp.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Vermont Financial Services Corp. filed with the Securities and Exchange Commission on the date hereof, of our report dated April 3, 1998, relating to the consolidated balance sheet of Vermont Financial Services Corp. as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1997 annual report on Form 10-K, as amended by Form 10-K/A, of Vermont Financial Service Corp and to the reference to our firm under the heading "Experts" in the Prospectus.

/s/ KPMG Peat Marwick LLP

Hartford, Connecticut
June 12, 1998